                                AMENDED AND RESTATED
                            CERTIFICATE OF INCORPORATION
                                         OF
                                   HOOVER'S, INC.

     It is hereby certified that:

     I. The name of the corporation (hereinafter called the "CORPORATION") is Hoover's, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of Delaware on February 8, 1990 and the Corporation was originally incorporated under the name "The Reference Press, Inc."

     II. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     III. As amended by this Amended and Restated Certificate of Incorporation, and effective upon filing with the Secretary of State of the State of Delaware, the certificate of incorporation of the Corporation reads in its entirety as follows:

          1.  The name of the corporation is:

                                       Hoover's, Inc.

          2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Corporation.

          3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

          4. (a) Authorized Shares. The total number of shares of stock which the corporation shall have authority to issue is one hundred sixty million (160,000,000), (i) 150,000,000 shares of which shall be Common Stock, par value $0.01 per share, and (ii) 10,000,000 shares of which shall be Preferred Stock, par value $0.01 per share.

               (b) Common Stock. Each shared of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

               (c) Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.
     The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

          The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

               a. the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

               b. whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

               c. the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

               d. whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class of classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate of rates of conversion or exchange and the terms of adjustment, if any;

               e. whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

               f. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

               g. any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

          5. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

          6. The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

          7. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

          8.   The corporation is to have perpetual existence.

          9. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

          10. Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          11. (a) At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be held, such election shall take place at a stockholders' meeting called and held in accordance with the Delaware General Corporation Law. At the first annual meeting of stockholders (the "FIRST PUBLIC CORPORATION ANNUAL MEETING") following the closing of the initial public offering of the Corporation's capital stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "INITIAL PUBLIC OFFERING"), the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors designated and elected at the First Public Corporation Annual Meeting. At each annual meeting after the First Public Corporation Annual Meeting, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until

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

     their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

               (b) Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

          12. Effective upon the closing of the Initial Public Officering, stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

          13. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the hold of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote shall be required to alter, amend or repeal Articles 11, 12 or 13 or any provisions thereof.

          14. A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

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

     IN WITNESS WHEREOF, Hoover's Inc. has caused this Amended and Restated Certificate of Incorporation to be signed and attested to this ____ day of _____________, 1999.


                                   --------------------------------------
                                   Patrick J. Spain, Chairman of the Board,
                                   Chief Executive Officer and President
Attest:

-------------------------------------------
R. Lynn Atchison, Senior Vice President,
Finance, Chief Financial Officer, Treasurer and Secretary

                              CERTIFICATE OF AMENDMENT
                                         TO
                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                                   HOOVER'S, INC.

          Hoover's, Inc. (the "CORPORATION"), a corporation duly organized and existing under the Delaware General Corporation Law (the "DELAWARE CODE"), does hereby certify that:

          1. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolutions setting forth the proposed amendment is as follows:

               NOW, THEREFORE, BE IT RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Paragraph 4(a) thereof so that, as amended, said section shall read in its entirety as follows:

          "    4.   (a)  Authorized Shares.  The total number of
          shares of stock which the Corporation shall have authority to issue is 160,000,000, (i) 150,000,000 shares of which shall be Common Stock, par value $0.01 per share, and
          (ii) 10,000,000 shares of which shall be Preferred Stock, par value $0.01 per share. Upon the filing of the amendment to this Paragraph 4(a), each outstanding share of Common Stock shall be converted into 0.75 of one share of Common Stock (the "NEW SHARES"). No fractional share shall be issued upon such reverse stock split (the "REVERSE SPLIT") of any share or shares of Common Stock. If the Reverse Split would result in the issuance of a fraction of a share of Common Stock, no certificates or scrip evidencing a fraction of a share of Common Stock shall be issued, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a stockholder. In lieu of any fractional shares remaining after aggregating all such fractional shares of a stockholder, each stockholder shall be paid an amount in cash, without interest, rounded to the nearest cent, equal to the product of (x) such fraction, multiplied by (y) the per share price of Common Stock issued by the Corporation pursuant to its initial public offering of Common Stock (or at the fair market value of the Corporation's Common Stock, as determined by the Board of Directors, is such offering is not completed within sixty (60) days from the effective date of the Reverse Split). The share certificates representing the shares outstanding prior to the filing of the amendment to the Amended and Restated Certificate of Incorporation shall represent such number of New Shares following the filing of the amendment to the Amended and Restated Certificate of Incorporation."

          2. That, thereafter, the stockholders approved the foregoing amendment by written consent in accordance with Section 228 of the Delaware Code.

          3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware Code.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Patrick J. Spain, its authorized officer, on this 28th day of June, 1999.


                                        /s/ Patrick J. Spain
                                        ------------------------------------
                                        Patrick J. Spain
                                        Chairman and Chief Executive Officer